 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 18, 2026
(Date of earliest event reported)

 ITT INC.
(Exact name of registrant as specified in its charter)

Indiana	001-05672	81-1197930
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Washington Boulevard
6th Floor
Stamford, CT 06902
(Address of principal executive offices) (Zip Code)
(914) 641-2000
(Registrant's telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	ITT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                                 Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
     On February 18, 2026, ITT Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, certain of its subsidiaries, as co-borrowers, each lender from time to time party thereto, and U.S. Bank National Association, as the administrative agent, sole lead arranger and sole bookrunner.
The Credit Agreement provides for delayed draw term loan commitments (the “DDTL Commitments”) in an aggregate principal amount of $2,875,000,000, which may be drawn, on up to two occasions, to finance the Company’s previously announced acquisition of SPX FLOW, Inc. The DDTL Commitments expire on September 11, 2026 to the extent such DDTL Commitments are undrawn or have not otherwise been terminated prior to such date. An unused commitment fee on the daily unused portion of the DDTL Commitments will accrue at a rate per annum equal to 0.10% during the period from and including May 3, 2026 until the earlier of (i) the date on which the DDTL Loans (as defined below) are fully funded and (ii) the date on which the DDTL Commitments terminate or expire.
The loans drawn under the Credit Agreement (the “DDTL Loans”) will mature two years from the date of the first borrowing of the DDTL Loans.
The DDTL Loans will bear interest at rate per annum equal to, at the Company’s option, either (i) term secured overnight financing rate (Term SOFR) plus a margin ranging from 1.00% to 1.50%, or (ii) an alternate base rate plus a margin ranging from 0.00% to 0.50%, with the applicable margin determined by reference to the Company’s debt ratings as set forth in the Credit Agreement. The DDTL Loans may be prepaid by the Company at any time, in whole or in part, without penalty or premium, subject to certain customary conditions.
The Credit Agreement contains affirmative and negative covenants customary for a facility of this type that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional debt or liens, merge or consolidate with another person, sell, transfer, lease or otherwise dispose of assets, or liquidate or dissolve, in each case, subject to baskets and thresholds set forth in the Credit Agreement. Additionally, the Credit Agreement requires the Company to comply with a maximum ratio of net consolidated total indebtedness to consolidated adjusted EBITDA of 3.50 to 1.00 (which maximum ratio may be increased for certain periods following the consummation of certain material acquisitions). The Credit Agreement also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by the Company or any of its subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency events affecting the Company or any of its material subsidiaries, certain ERISA events, material judgments and a change in control, in each case, subject to cure periods and thresholds where customary.
The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Credit Agreement, a copy of which is attached hereto and filed as Exhibit 1.1 and incorporated herein by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

1.1
Credit Agreement, dated February 18, 2026, by and among ITT Inc., certain of its subsidiaries, as co-borrowers, each lender from time to time party thereto, and U.S. Bank National Association, as the administrative agent, sole lead arranger and sole bookrunner.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT Inc.
(Registrant)

February 18, 2026	By:	/s/ Lori B. Marino
		Name:	Lori B. Marino
		Title:	Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary
(Authorized Officer of Registrant)